EXHIBIT 99.2

Idex Corporation

Moderator: Michael Yates

October 22, 2013

10:30 a.m. ET

Operator:	Good morning, my name is (Jennifer) and I will be your conference operator today. At this time, I would like to welcome everyone to the Idex Corporation third quarter 2013 earnings call. All lines have been placed on mute to prevent any background noise. If you should need assistance during the call, please press star then zero and an operator will come back on line to assist you.

Thank you. Mr. Yates, you may begin your conference.

Michael Yates:	Thank you, (Jennifer). Good morning, everyone, and thank you for joining us for our discussion of the Idex third quarter financial highlights. Last night, we issued a press release outlining our company’s financial and operating performance for the three-month period ending September 30th, 2013. The press release, along with the presentation slides to be used during today’s Web cast, can be accessed on our company’s Web site at www.IdexCorp.com.

Joining me today from Idex Management are Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Vice-President and Chief Financial Officer. The format for our call today is as follows. We will begin with Andy providing a summary of the third quarter 2013 financial results. He will then walk you through the operating performance within each of our segments. And finally, we will wrap up with our outlook for the fourth quarter, and the full year 2013.

Following our prepared remarks, we’ll then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes, by dialing the toll-free number 855-859-2056, and entering the conference ID 26074681, or you may simply log on to our company’s home page for the Webcast replay.

As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the safe harbor language in today’s press release, and in Idex’s filings with the Securities and Exchange Commission. With that, I’ll now turn the call over to our Chairman and CEO, Andy Silvernail. Andy?

Andy Silvernail:	Thanks, Mike. Hey, good morning, everybody, and I want to thank you for joining us here for the third quarter call. Before we get into talking about my comments and the results, I want to – as a New Englander, and as a die-hard Boston Red Sox fan, we’re pretty excited about the World Series starting tomorrow, and so we hope that their results are outstanding also.

Hey, a few summary comments before turning to the numbers. I want to talk a little bit about the third quarter execution of our strategy. I also want to talk, just what we’re seeing in the current environment, and then a few comments on investments and on capital deployment generally. So starting with the third quarter, the theme really here was make your own luck, and we’ve talked about this a lot within the company. And you know, we’re pleased with the results in what continues to be a very challenging environment.

You know, the global economy, as we look at it, you know it really lacks sustained results and actions throughout the globe. It continues to be pretty spotty and pretty choppy, but I’m very happy with how our teams are delivering.

As you saw in the quarter, we had very solid order growth, double digit EPS growth, record free cash flow, and improving return on invested capital. So, you know generally overall, we’re pretty happy with the third quarter results. And I think, you know, when it comes down to it, we’re executing the strategy that we laid out a year or so ago pretty well.

If you recall, there were three elements of our strategy that we’ve been talking about pretty consistently. The first was really investing for global growth around our core products, and our core customers, then executing around that core for great quality, delivery and cost. And then finally, very disciplined yet flexible capital deployment. And I think we’re executing against that pretty well, and the results are showing.

If you remember, last year we took out almost 30 million dollars in costs – structural costs – and we put a bunch of that in our pocket, and also put a bunch of that into organic growth investments. And again, the results – we’re starting to see some benefits of that. You know, on the ordered sales side, we’ve made a number of focused investments geographically in businesses. We’re seeing that in areas like our energy business, scientific fluidics, and even in the dispensing business.

We’re also seeing really nice improvement in profitability, in a number of places that we restructured. If you look at our optics business, our fire business or our water services, all have seen substantial improvements in profitability and helped driving the earnings growth that you’re seeing here today.

And then finally, we really made some nice improvements in return on capital. We’ve had very disciplined working capital management, and I think we’ve made intelligent choices around our capital deployment. As we look going forward a little bit, I think in the fourth quarter, you’re going to see a better overall revenue growth, but that being said, we still see that this is going to be a pretty uneven environment, and while we’re happy with our results, and we think our fourth quarter is going to look pretty good, you know, we are cautious, and I think we will remain cautious about what’s going on globally in the economy.

So let me talk for a second about what’s happening around the world. You know, pretty much our overall demand has played out like we thought it would when we came into this year. The U.S. – we’re still seeing kind of similar overall results that we saw in the second quarter. We do have volatility in our short cycle businesses. If you remember, when we were coming out of the second quarter in our call, we talked about their being some issues around industrial distribution in the latter part of the second quarter. That really popped back in the early part of the third quarter, but then we saw some choppiness again as we moved through the quarter, so we’re obviously keeping an eye on that. No red flags, but you know, we certainly keep an eye on it.

Europe is generally stable. There are pockets of improvement, specifically you know, what we’re seeing around Germany, a little bit in some of the other northern countries, but there’s also pockets of issues that I don’t think are going to go away anytime soon. China, very consistent with what we saw in the second quarter.

As we mentioned, we had deceleration really starting at the first part of this year. I know that the headline news out of China recently has been better. You know, we’re not really seeing that yet. We still expect there to be, you know, solid growth in China, but at the same time, you know, we’re not expecting a big acceleration.

If you look at the emerging markets, I think the term there is mixed. You know, overall we continue to believe that it’s going to outpace the U.S. in Europe, and we’re going to continue to invest in the emerging markets. But the bottom line is, you’ve got to live with the volatility that’s there. So you know, we’re going to continue to invest and grow, and I think that will pay off over time.

If we look forward, we believe that global demand is going to remain sluggish, and we’re going to have to continue to make our own luck, and that theme will really move on. The winners and the losers, we feel, are really going to be separated by a tight focus on better overall end market growth, differentiated products and outstanding execution, and we are committed to those three things. And if you look at the investments that we’ve made throughout this year, and will carry over into next year, you know we think they’re pretty substantial.

We’ve expanded our Indian manufacturing facility. We’re going to open our second facility there in 2014. We’ve had commercial expansion throughout Asia, specifically in Singapore, Japan, in the Middle East. We’ve put numerous product managers across many business lines in Idex. We put a new clean room into our Blackburn facility, which is part of our sealing solutions business, to support the scientific markets. We’ve continued the rollout of our X-Smart product, which has really been a hint. It’s a low end – if you recall, it’s a low end automatic dispenser, and it’s been successful in Europe, it’s been successful in Asia, and we feel good about that. And also, we opened up a new sales office for our sealing solutions business in Houston, for the oil and gas markets, and we’ll open a manufacturing facility in 2014 there.

So, we are definitely making the investments that we think are going to drive organic growth in the future. And these investments, you know, we feel like they’re bearing fruit. Now, you’ve seen it in our recent order rate, certainly in profit and cash flow. And on top of continuing to invest organically, you know, this kind of performance is allowing us to be disciplined with our balance capital deployment strategy.

So far this year, we’ve put 192 million dollars back into the pockets of our shareholders. We’ve continued our 30 percent dividend payout ratio. We’ve bought back 2 1⁄2 million shares, so we feel good about that.

And we’ve also continued our acquisition strategy. As you know, we made the acquisition of FTL earlier in the year, for our sealing solutions business. That integration is on track. We feel good about that. And generally, you know, we are continuing to keep our foot down on the overall acquisition process. You know, we have a pretty healthy funnel today. We’ve got numerous deals that are in process. That being said, you know, these things could have been said throughout the bulk of the year, and I think as everybody knows, you know the market here is very challenging because of both price and terms.

And so you know, our overall effort here – certainly the inputs and the outputs – aren’t matched. There’s a lot of effort going into Idex to make smart, strategic acquisitions. We’ll continue to work the process, but you know, we’re going to be very, very disciplined. We’re going to acquire the right assets, at the right prices, that really do lead Idex to be successful.

So with that, you know, let’s turn to the third quarter detail. I’m on slide five. If you look at sales and orders, sales were 491 million, up two percent year over year, one percent organically. That being said, they were below our expectations. FMT was quite strong, while we had some pockets of softness in diversified and in HST. That being said, we built 41 million dollars of backlog in the quarter.

We had – orders were 532 million. They were up 14 percent year over year. Five percent of that was due to another large dispensing order, but we still had very strong order growth, even minus that. That dispensing order, by the way, is primarily going to ship in the first half of 2014.

On the margin front, gross margins were up 250 basis points year over year. Operating margin was up 150 basis points to 19.8 percent. FMT saw expansion of operating profit margins 300 basis points, and HST was up 330 basis points.

If you look at the margin expansion, it was really across a number of levers that we’ve continued to be able to move here at Idex. We continue to get price, the restructuring and the complexity reduction benefits that we have continued to work are paying off. We did have some favorable mix – not so much segment to segment, but more around business line to business line, and we had excellent productivity in the quarter.

This led to 78 cents of earnings growth – excuse me, 78 cents of earnings, which is up 18 percent year over year. We did, however, have about 2.1 million dollars of a tax benefit versus the guidance that we gave at the end of the second quarter. Finally, free cash flow was 113 million dollars, 175 percent of net income, and I am very, very pleased with that performance. Our teams deserve to be congratulated for excellent working capital management in the quarter.

All right, let’s move over to the segment discussions. I’m on slide six, and let’s start with fluid metering. Third quarter performance, it was very good. Orders and sales were up in every single platform year over year. Organic orders were up nine percent, organic sales were up six percent, and operating margins, as I said before, improved 300 basis points.

If you look at how that broke down within the segment, energy really led the segment in overall performance. Very strong order sales margins. There was strength in the electronic retrofits in North America, and their international aviation orders were also very solid. Along with that, the team executed very well across the businesses and across the globe, and we expect this kind of performance to continue as we move forward.

In our chemical food and process platform, also had good performance. Order improvements were really driven by the investments that we’ve made in the Middle East and China. The core markets of Germany and North American distribution, I’m going to say they’ve been stable, so we’re still getting good performance, but certainly not what we’re seeing in the eastern part of the globe. There were some softness in projects here in CFP, and so you know, we’re going to keep paying attention to that, but the book interim business has been good, and we think they’ll finish the year, you know, nicely.

Our ag business, it continues to perform. I will say, we’ve got a careful eye on the future. We’re mindful of what’s going on with farm income, but you know, Banjo really has continued to have nice orders in the – in the quarter. There were some early order patterns that we’re keeping our eye on, but also really strong new product introductions coming out of Banjo.

Our water business, as you know, is broken down into two pieces, the water services and then the industrial. On the water services side, healthy growth in sales orders and margin, really driven by the performance of our EPEC business, which is in North America, they’ve taken substantial share with new product introductions. The markets themselves, if you just look at the underlying markets, I would still say that it’s pretty modest improvement.

As we said in the second quarter, you know, the disconnect between tax receipts and increase in spending hasn’t happened yet, but quote activity is decent. This group also did a very, very nice job of improving overall profitability through complexity reduction and the productivity efforts that they’ve put forward, so nice job by the water services team.

The industrial side, you know, I’m going to say growth is pretty tepid in Europe and in Asia, but they are still getting nice productivity at that business.

All right, let’s move on to health and science. I’m on slide seven. In the third quarter, margin improvement is really the story here for the segment. Organic orders were up. They were up two percent year over year. Op margin, as I said before, expanded 330 basis points, and up 150 basis points sequentially. Organic sales, as we had expected, did finish down two percent year over year.

On the scientific fluidics business, really continued performance. They have had solid order sales growth in every quarter of the year. North America and western Europe, those markets have continued to strengthen on top of what we had seen was pretty nice performance coming out of southeast Asia, and the team is really winning new share through product introductions and content on new platforms. So the strategy that they’ve had in place, and they’ve been employing, is certainly being successful.

Our specialty sealing business was also strong. They had record order intake and excellent margin improvement. They had nice expansion in their scientific business and in the oil and gas business in North America, in the Middle East, and in parts of Europe. And I think there’s really a positive outlook here for the balance of the year, and as we think about 2014.

If you turn to our optics and photonics business, their delivery margin improvement, as we had promised and as they had promised. As expected, orders in sales were down from prior year. In the fourth quarter, we start to anniversary the business that we walked away from last year. As you recall, we had said that that was going to be 15 to 20 million dollars. It’s going to be closer to 20, as we look at the comps.

The industrial, the semiconductor and the defense markets, what I would say is they have stabilized. So you know, we started saying in the first quarter that order patterns had started to stabilize and flatten, and that has continued here into the third quarter.

So we expect solid results as we go forward. They’ve got a very good cost structure. There’s some top line stability, and there’s some new products in the pipeline there that we’re starting to see move through.

If you look at our material process platform, if you recall, that’s a long cycle business, so there can be – unlike most of the parts of Idex, it can be a pretty good disconnect between order book and when sales hit. They’ve had three consecutive orders – three consecutive quarters of pretty good orders, really driven by North America and by Asia. They still have some top line softness in Q3, as those sales do lag the orders, but we think that will start to be positive in Q4.

And I will say, also like in many parts of Idex, they’ve got nice productivity gains in the quarter. Finally here in HST, our industrial-basing businesses, which make up about 30 percent of the overall segment, there were a couple of OEM pieces of business last year, that did not repeat this year, and it did hit us on the year over year comparison, both in sales and in orders. So that was certainly a miss on that part of the business.

With that, let me go to our final segment, diversified. I’m on slide eight. I’m going to take a minute here, because there’s a lot of moving parts in the 3Q overall performance, and so just to make sure you’re clear on this. You know, orders were up 39 percent organically, but even if you separate that large order that they got in dispensing, they were still up 16 percent. As I mentioned before, that large dispensing order is going to ship in the first half of 2014 primarily.

Organic sales were down seven, and operating margin was down 290 basis points. Both of those were entirely due to comping against the first large order that we received for dispensing for 2012. So in the third quarter of 2012, we had a particularly large piece of business for that first replenishment order that we saw. If you subtract that, the rest of the platform performed pretty well.

If you look at dispensing particularly, I think the story here is innovating to take share. As I mentioned before, the X-Smart product continues to get traction. Their overall growth in EMEA has been spotty, but North America and Asia have been pretty good. We continue to see some business gains here with low VOC programs, in the U.S. in particular. And as I mentioned, you know, this is the second notable large dispensing order that has come our way here in the last couple years. And I think it really shows our ability to capture share in a tough market, and extend our leadership position.

If you look at our buyer suppression group, this is all about adjacencies and profit expansion. They really benefitted from another order for the fire suppression trailers at power production facilities. They had pretty good order project business in China. I would say North America and Europe have really just held steady. I think the same story around municipal budgets there and how they’ll flow, play out here in fire also. But across the board, you know, their growth initiatives and a great job in productivity have paid off.

Rescue, in our rescue business, orders were softer in the third quarter, and we saw a couple of project delays in the U.S. and in China, both of them really driven by, you know, things that are happening within the governments. The order that got delayed in the U.S. was really around frankly the shutdown. I hate to say that, but we did have something get delayed because of that. And in China, you know, they’re still working through a lot of budgeting items with the new government there.

Overall, I’m pretty confident that these guys will continue on the growth path, and they had very good profit execution.

Finally, Band-it, they continued to innovate and to execute. We had solid sales and excellent profitability in the quarter. They saw some growth in new vehicle platforms that have frankly been planned for a number of years, that have been in development, that are starting to roll out. And also, really good cable management orders in China. As you recall, we made an investment in expansion last year for our Band-it business in China, and we’re starting to see that bear fruit.

OK, I’m going to wrap up my remarks for the fourth quarter, and for the full year guidance, and I’m on slide nine. For Q4, we expect revenue growth to be about five percent up organically. Acquisition should add about one point, and we have EPS ranging from 78 to 80 cents in the quarter. For the full year, we now expect EPS to be 305 to 307, with organic revenue of about two percent for the full year, and operating margin is now expected to be about 19.5 percent.

A few other modeling items to consider. We expect tax rate to be about 28 1⁄2 percent for the year. Full year CapEx in 33 to 36 million dollars, and free cash flow in outstanding 145 to 150 percent of net income. And as always, just remember that we exclude any impact from acquisitions in that guidance.

So in closing here, you know, we continue to post pretty good results in the face of a volatile economic environment. But we do expect this economic environment to be challenging. I do not expect to get any wind to our back here in the fourth quarter, or really as we look into the intermediate future. I’m very pleased with our team’s focus on our strategy.

We’re making the long-term investments in organic growth, that are going to allow us to really continuously execute around those core markets and products that we’ve talked about. I like the overall execution that we’re seeing out of our team, and we will continue to remain disciplined and flexible and intelligent in our capital deployment.

So with that, I’m going to stop here, and operator, let me open it up for questions.

Operator:	At this time, if you would like to ask a question, you may press star and the number one on your telephone keypad. Again, that is star and the number one for questions. And we’ll pause for just a moment to compile the Q&A roster. And our first question comes from the line of Mike Halloran, with Robert W. Baird.

Mike Halloran:	So really good leverage on the HST side from all the changes you guys have made lately. So could you talk about a couple things. One, anything going on there that you don’t think is sustainable? In other words, is this a good base to build off of? And then two, maybe you could talk about what kind of leverage you’d be expecting when you start seeing a little bit more normalized or healthy demand patterns across that enterprise?

Andy Silvernail:	So Mike, first of all, what I would say is that generally, the performance that we’re seeing here is sustainable. We had a couple of items in the quarter that were a little bit discrete, meaning a little bit better profitability than you would normally see. So what I would say is, the base we’re building off is slightly below the overall performance that we saw in the third quarter, but is going to be pretty close.

Mike Halloran:	So still very good. And then – and then the leverage on a forward basis, what kind of incrementals should we think about, with all the changes you’ve made?

Andy Silvernail:	Yes, I think you’re still going to see pretty healthy incrementals. As we said before, you know, in particular you know, this HST has the same kind of contribution margins generally that the rest of Idex has. With, you know, the biggest piece that’s kind of different, is that we think we can grow the optics business meaningfully without having to add a lot of structural cost, and that has pretty high contribution margins.

So you know, historically you know, we’ve shot for 30 to 35 percent across the enterprise. You’re going to see better than that, I think for the next year or so, in HST as you get traction.

Mike Halloran:	Makes sense. And then on that dispensing order, I think you said front half of next year expected. Any reason why we wouldn’t see kind of that normal spike on the margin line in FSD, in the front half of next year, as a result of that order, all else equal?

Heath Mitts:	Mike, this is Heath. No, you’ll see it. You’ll see it pick up in that first half, just as you would in normal, you know, when we’ve had projects in the past. We would expect the project is at normal levels of profitability for that business, so we will see a spike in the first half of next year.

Mike Halloran:	Good, and then last one for me, maybe you could just talk a little bit about underlying trends as you work through the quarter, and just take a cross-section of what that typical short cycle industrial kind of business would be. It doesn’t sound like you’re seeing a lot of improvement there, but any signs that you’re getting a little bit of a sequential improvement in that kind of book-and-ship short cycle industrial business, or still pretty mixed?

Heath Mitts:	You know, Mike, it’s still pretty mixed, you know. So we’re happy, if I kind of dissect it a little bit, right, so let’s look at FMT orders. I mean, obviously we’re happy to post a nine percent organic number. A bunch of that is certainly initiative driven, but also, it’s a pretty easy comp. So you know, I don’t want to get too far out over my skis on that one. It’d be great to kind of pound your chest a little bit, but I want to be realistic.

I think if you look second quarter to third quarter, you know, I would say the overall environment, you know, looks similar. You know, we’ve seen a little bit of the same thing around, you know, North American distribution volatility. We certainly see it in our gas business, a little bit in our micropump business, and those fall into the industrial side of HST.

And so, that’s something that, you know, we’ve seen this for a while. There’s been a lot of spikiness around that, and you know, I think as you got close to the government shutdown this time, you know, people got a little bit nervous in the third quarter.

You know, so far order books for the fourth quarter don’t show that there’s any, you know, meaningfully negative thing. But at the same time, you know, there’s a lot of craziness going on in the world. So that’s why we really remain very cautious.

Mike Halloran:	That’s very fair. Appreciate the time as always, guys.

Male:	Thanks, Mike.

Operator:	And our next question comes from the line of Matt McConnell, with Citi Research.

Matt McConnell:	Thank you, good morning.

Male:	Good morning, Matt.

Matt McConnell:	So this is probably the third quarter in a row of a record growth margin, I think. So can you give us a sense of what’s driving that? Is there a mix that’s benefiting, or could you quantify price costs maybe, or is there anything else worth noting that’s driving the growth margin improvement?

Andy Silvernail:	You know, Matt, you know from a price perspective, it’s really no different than what we’ve seen, you know, in other quarters, so that’s not a – that’s a kind of consistent piece of it. You know, I would say we’ve got – we’re getting a lot of benefits from the restructuring that we did, you know certainly last year. And also, if you look at our optics business, our fire business and our water services business – in particular our water business in total, you know those three businesses have meaningfully changed their margin profile.

And so you’re certainly getting some benefit of that. And I would say certainly from a mix perspective, right, contribution margins are pretty darn good. And so when you get – when you get some nice growth here – top line growth out of FMT, you know, that helps there. So it’s really across the board. There’s no one item that you’d put your finger on and say, you know, that’s the answer. And that’s what we like by the way, right? We want to see our teams driving profitability, pulling multiple levers.

Matt McConnell:	Yes, and to that point, I mean incrementals have been about 60 percent year to date. I think guidance implies that goes more like to the mid 30s range. Is that …

Andy Silvernail:	Yes, you’ve got to remember, right, we’ve got a lot of benefit out of the restructuring that we did last year, some of the complexity reduction, and that’s not going to necessarily, you know, increase. You know, that being said, we are going to do some targeted restructuring in the fourth quarter, that we’re going to eat in our P&L.

And if you look at our earnings bridge, you know it certainly is in there, and I – you know, we’re just going to pay for that. There are some things that we can do, and we’re going to do, that are really just right for the business, and so we’ll do that in the fourth quarter. So we’ll get a little bit of benefit – not a lot, but a little bit of benefit in 2014 from that.

Matt McConnell:	OK, great, thanks. And with leverage ticking down, I mean net debt to cap is 17 percent, so I know you’re working the M&A pipeline as much as you can, but how do you think about buybacks here? Any inclination to get more aggressive with share repurchases, as you have plenty of cash?

Andy Silvernail:	No. You know, when we think about share repurchases, Matt, we really think about it from an intrinsic value standpoint, so we don’t think of it as kind of how much cash you do or don’t have on the balance sheet, per se. It’s more around, you know, a very long-term view of the company. And so you know, our overall strategy about being pretty consistent, except in times of dislocation, you know, we’ll keep that strategy in place.

Matt McConnell:	OK, great, thanks very much.

Male:	Thanks, Matt.

Operator:	And our next question is from the line of Allison Poliniak, with Wells Fargo.

Allison Poliniak:	Hi, good morning, guys.

Male:	Hey, Allison.

Allison Poliniak:	Just touching on the margins, Andy and Heath, you guys were, you know, the first half of the year, really tempering us, I guess, on our expectations, just given some of the increased investments you were planning to do in the back half. You know, obviously nice expansion in Q3. Was any of that investment pulled back, or were you still able to achieve this, with those investments?

Andy Silvernail:	We made the investments, Allison. You know, you know, obviously in my – in my remarks, you know, we anticipated that people would have some questions around this, just because of the margin expansion. But you know, we’ve made some pretty nice investments across the globe, and we feel pretty good about that, and I think it’s showing in some of the order book.

Allison Poliniak:	That’s great, and then just touching on the water comments, making sure I understand it. It’s really Idex-specific, not necessarily the market coming back, that your, you know, specific business and some of the market share you’re gaining there?

Andy Silvernail:	Allison, did you say the water business?

Allison Poliniak:	Yes, correct, sorry.

Andy Silvernail:	Yes, so you know, I think it’s mostly Idex today. I will say that the business is modestly better, you know, and the reason I say that is just some of the book and term business has improved. There have really been two things that have driven most of the growth on the services side, so I’m going to split this, Allison, between services and industrial. Because the services is really the piece that’s touching the municipal market, which I think is what you’re asking about.

Allison Poliniak:	Yes.

Andy Silvernail:	On the services side, you know, we’ve had – we’ve had a really nice product introduction out of her EPEC business, that has won a bunch of share in the U.S., and that’s been a big piece of it. So if you segment – if you kind of segment their daily book and term business, and that piece that we know is really about new products, let’s set that piece aside for a second. And then you look at our – at our water services business, which is really a monitoring business, in which we’re seeing some nice wins there, too, you can – you can really see the very specific wins that are initiative based on how we’ve targeted markets.

So if you take those two pieces out, and you just kind of look at the underlying book and term business, and you look at the – not so much the order patterns, but the quote patterns, what they would tell you is, it’s modestly improved.

Allison Poliniak:	OK, perfect, thanks so much.

Andy Silvernail:	You bet.

Operator:	And our next question is from the line of Nathan Jones, with Stifel Nicolaus.

Nathan Jones:	Good morning, guys.

Male:	How are you?

Nathan Jones:	Well, thanks. How are you?

Male:	Good, good, thank you.

Nathan Jones:	Could you start by kind of giving us a little more color on the expected organic revenue growth in the fourth quarter by segment?

Andy Silvernail:	Sure, you bet. Well, we don’t typically break it out by segment, but we can give you kind of overall expectations for the business, yes, right, which is you know, we think we’re going to have about five percent, you know, coming directly from organic, and then another point from acquisition. As you know, we don’t kind of break it out specifically like that.

Nathan Jones:	OK, if you think about margins, obviously a phenomenal performance over the past couple years, taking costs out and improving the margins. Do you have any opinion on, you know, where peak margins for these businesses might fall?

Andy Silvernail:	You know what we’ve – what we’ve said in the past is, we think that this is a portfolio that has the potential to be in the low 20s, right? And what I said before is I thought in at least one quarter of 2014, we’ve hit 20 percent from an operating profit margin. Obviously, we got pretty close here in the third quarter of this year. The – so I think – you know, I think next year we’ll have at least one quarter where we’ll hit 20, and then as we go forward, I think we have the potential to be in the low 20s with the current portfolio as it’s constructed today.

Nathan Jones:	That’s helpful, and I guess with the guidance for the fourth quarter, you’re going to get pretty close to it there as well.

Heath Mitts:	Yes, Nathan, this is Heath. Let me just – just add a little color. While we don’t guide at the segment level for the next quarter out, just to give you a little flavor though – and I want this on the record – is that all – we’re anticipating that all three of the reporting segments are in positive territory, in terms of organic revenue growth in the fourth quarter.

Nathan Jones:	Great, that’s helpful. In terms of, you know, further investments in terms of taking out costs, taking out complexity, have you formulated those plans for next year? Have any idea kind of what cost benefits there will be going into 2014?

Andy Silvernail:	You know, on the – just the cost outside, you know, we’re going to – as I said before, we’re going to do some modest stuff that will beat the P&L here in the fourth quarter on just kind of class restructuring. We’ve got one facility that, you know, that we’re targeting to close and then you know, just some general restructuring around complexity reduction, and again a lot of this frankly is happening outside of the United States, so the paybacks are just longer, right?

So in the U.S., typically you’ll get a 12- to 18- month payback on that kind of stuff. When you look at anything outside of the U.S., it’s two years and sometimes can even be more than that. So now with that being said, you know on an ongoing basis, you know we are really going after you know, maybe complexity reduction is not the right word.

It’s really complexity optimization, because in our business, complexity is a piece of the competitive advantage, right? And you’ve got to make sure you don’t go too far down that path. And so you know for us, you know that’s an ongoing thing, and we think there’s some runway with continuing to do that in the portfolio.

Nathan Jones:	Can you quantify the expansion in the fourth quarter?

Heath Mitts:	I don’t think – no, I don’t think so. We’ll give you a sense for it in about 90 days.

Nathan Jones:	Fair enough, thanks, guys.

Male:	Thank you.

Operator:	And your next question comes from the line of Scott Graham, with Jefferies.

Scott Graham:	Hey, good morning, nice quarter.

Male:	Thanks, Scott.

Scott Graham:	So, two questions that I had. How much of the restructuring savings are still to run through the P&L in 4Q, and how much is there spillover in ’14?

Heath Mitts:	The run rate that we’re at right now is pretty consistent with what you’ll see in the fourth quarter. There was obviously some fourth quarter actions taken last year, that there will be a little bit of an incremental benefit for, but we’re for the most part at that point. In terms of what spills over into ’14, it’s really the restructuring actions that we’ve completed here in the back half of the year, which are – which are much smaller in aggregate versus the 30 million of costs we took out a year ago, and that will obviously have some benefit.

There’s some things we’re going to do here in the fourth quarter, as Andy just discussed, that will obviously have some benefit as we go into next year in terms of footprint optimization and so forth. But we’re not in a position to quantify that until we get some of these things done.

And part of that isn’t – you know, not trying to be cute with the numbers, it’s that some of these things that we’re getting done here in this quarter, and we’re going to – we’re going to just eat it in P&L. We’re not going to call it out separately. Some of those things are non-U.S. based, and they just have longer payback periods.

Scott Graham:	Got it, thanks. So, the other question relates to M&A, and a little bit quiet over the last 12 months, you know, the whole (inaudible) thing I know is working against a number of companies, although you guys I think are more, you know, intentionally targeting the, you know – or at least more of the pipeline count is below 100. So just kind of wondering, if you see anything, you know, perhaps closing in the fourth quarter, what is your confidence on closing something maybe even within the next six months, if you need to extend the questions timing a little bit there? Just give us a flavor there, would you, Andy?

Andy Silvernail:	You know, I think – let me just talk for a second about, you know, the overall market. You know, I think the themes that have been playing out here for almost – geez, we’re going on 18 months, two years, about you know, expanding multiples in the markets, and I think as everyone knows, you know, there are multiple drivers to that. You’ve got certainly the incredibly low cost of money. You’ve got some people chasing growth, and you’ve got private equity that really has raised the – what I’ll call the cover bid, in a number of the places.

And so, you know certainly things that are north of 100, 150 million of enterprise value, that are of any quality at all, you’re seeing a lot of competition, you know, for those assets. You know, that being said, the comments that we’ve made here for a while still ring true, which is in our sweet spot, which is kind of the small- to middle-market, there are still things to get done, and that’s where we spend, you know, the bulk of our time.

And so if you look at our funnels, and you look at our activity levels, you know, they’re pretty good. It’s just springing some of those things loose. So you know, Scott, to get to the point here, it’s always hard to tell, right? In these sorts of things, until you kind of get down to the last, you know, piece of it, it’s difficult to say. And as I said in the second quarter, and it holds true here in the third quarter, you know, we’ve been close on a number of things that ultimately for either price or terms, you know, was not really the right thing for us.

And so, you know, we’re going to be discerning. It’s very hard to overcome, you know, buying something at the peak, and it’s very hard to overcome buying something for a very high price. And so we’re going to have – we’re going to be very disciplined about this. So, the answer is, I don’t know, Scott, around the fourth quarter or in six months, but I can tell you, you know, we’re working our tails off to do this. It’s a very important part of our overall strategy, and it’s something we’re going to continue to do.

And ultimately, right, these windows will open back up, and we’ll be certainly in a great position to execute.

Scott Graham:	Are the number of opportunities more skewed towards FMT right now?

Andy Silvernail:	No, they’re really not. They’re really not. Actually, if you look at valuations, you know, the valuations are actually a little higher on FMT-like properties than they are on HST-like properties. I would say that the funnels look pretty comparable.

Scott Graham:	OK, hey, last question that I just thought of. I’m sorry, guys, I always like to ask you this question, Andy. On HST, particularly on the health, medical, the whole life sciences side of things, one of the things that I think you guys have been waiting for is this whole, you know, this next product cycle. Is there any change in your view that, you know, even if we pretty much like everything being pushed to the right, does it seem that way a little bit to you, even in that business? Or you know, last time I think we talked maybe about middle ’14, where maybe you would start to actually see it and monetize it.

Has that been pushed to the right? Just give us your sketch on that.

Andy Silvernail:	No, I don’t think it has. So just for clarity, right, you’re talking about what makes up about 30 percent of the HST segment?

Scott Graham:	That’s correct, yes.

Andy Silvernail:	In those businesses, you know, certainly I would say that across our landscape of customers, the product cycles are, you know, moving forward. There is no inclination at all that those are slowing down, and I think you’ll – what you have is, you’ve got some product cycles that are a little bit long in the tooth in a number of segments, so certainly if you look at parts of diagnostics, that’s absolutely true.

And if you look at the analytical instrumentation market, you know, that’s a very competitive market for new product development, and that’s moving forward.

And then on the biotechnology side, you know, that is our – that’s a foot race. And so you know, I expect that that’s going to continue to really, you know, take off. So my overall expectations for product cycles have not changed.

Scott Graham:	Very good, thank you both.

Male:	Thanks, Scott.

Operator:	And your next question is from the line of Paul Knight with Janney Capital.

Paul Knight:	Hi, it’s Paul Knight, Andy, and I wonder if you could put a little color around what markets you see as gaining any traction in the HST side, particularly do you see anything special occurring in mass spectrometry, sequencing, or chromatography? Are there any highlights you see?

Andy Silvernail:	Yes, I think that there are some, and I’ll touch on all three of those, actually. If you look on the mass spec side, what you’re seeing is very typical that you see in that marketplace, which is you’re seeing mass specs now reach a price point, and a capability point, where the applicability to a number of applications is starting to open up. So you know, the overall growth rates in that market continue to be very good, and I expect that they will be for a long time.

Just because of the – you know, the number of applications that they can touch, now becomes accessible, and that’s really very consistent with how these markets play out over time. And then a large installed base gets put in place, it really drives an after market, and then the product life cycles, you know, continue to evolve. So we’re pretty positive on mass spec.

On, you know, ultra high pressure chromatography, you know, the overall – if you look at kind of just the HPLC world, you know, the unit volume there has been coming down for a years, in very small increments, while the UHPLC business continues to grow pretty quickly. Those businesses are now, from a – from a dollar volume standpoint in the industry, are actually 50/50. And so you know, the UHPLC applications continue to grow there. On, you know, genome sequencing, I actually think it’s kind of funny that it hasn’t gotten the press, but the progress there has been much faster than people anticipated, three, four, five years ago, including myself, in terms of getting down to, you know, applicability in the point of care market, right?

We’re still not at the point where you’re going to sit in the doctor’s office and they’re going to give you an answer, you know, in an hour. But you know, the cost points have definitely changed, and what that really matters so much, is personalized care. And how that is exactly going to play out, that’s a – you know, I don’t really know. But certainly with the pressure on reducing the overall cost of treatment, you know, that’s going to be a meaningful piece of that. So I think all three of those, Paul, are going to be good stories for that 30 percent of our – of our HST business.

Paul Knight:	Do you think you’re seeing the pharma and biotechs finally pick up their R&D?

Andy Silvernail:	You know, you’ve got to realize that on the pharma side, that whole game has changed massively, right? It’s changed so much over to the generics. And so I think, you know, the classic pharma guys, they’re putting their money really in new drugs, and they’re trying to find kind of that next breakthrough drug. So I don’t think you’re going to see big changes in their R&D budgets.

I would not expect to see that. But I think – I think modest incrementals from here, from what are pretty low levels right now, right? And the game has changed, you know, very, very much, you know towards the generic guys.

On the biotech side, you know, that is – you know that’s, as you know, a really, really volatile market in many, many ways, because they’re really trying to, you know, get the next breakthrough, and ultimately they are kind of an R&D pipeline often times, you know, for the big pharma guys. So you know, that’s going to be volatile, but it’s going to grow pretty quickly.

Paul Knight:	Great, great insights, thank you.

Male:	Thank you.

Operator:	And your next question comes from the line of Charley Brady, with BMO Capital Markets.

Charley Brady:	Hey, thanks, good morning. Just on the – on the dispensing order, is that roughly 23 million or so, does that fall ratably over the first half, or is it, you know, heavily weighed one side or the other?

Heath Mitts:	You know, Charley, the way that that is going to flow – very, very typically, with these sort of things, is that they’re trying to get them in for the season, and so you’ll see that. Just from the fact of our ability to execute, and our customers’ ability to execute, it has to be somewhat radical – you know, somewhat. You know, there will be a little bit of a push here, towards the – you know, the end of May, there’s no doubt about it, that’s just the way it works. But I think, you know, you’re going to kind of look at a manufacturing ship schedule, and I’ve looked at it discreetly, that’s going to be, you know, pretty level loaded.

Charley Brady:	OK, and did I hear you correctly that in terms of a margin impact, it’s not going to have any kind of material negative impact on the overall segment margins?

Heath Mitts:	Correct.

Charley Brady:	OK. And just switching gear, on HST, you commented that the 30 percent of the business that’s tied into, you know, OEM related, there was a bit of a headwind there. Can you quantify in the quarter how much of a headwind you had from kind of those programs not – you know, not being there this quarter, versus last year?

Andy Silvernail:	Yes, it’s – it’s – I’m going to guess here, a point or two. You know, for the segment as a whole, there were two really discrete things that you know, that we comped in the quarter. But you know, at the same time, let me be clear. The day rates on that side of the business weren’t anything to get, you know, overly excited about, either. So, you know, that certainly is – that certainly was real, it was certainly there, but the day rates aren’t exactly like they’re blowing the doors off.

Heath Mitts:	Charley, this is Heath. At the segment level, it was probably a couple points, yes.

Charley Brady:	OK, great, thanks, guys.

Operator:	And your next question is from the line of Matt Summerville, with Key Bank.

Matt Summerville:	I apologize if this has been answered already, Andy, but this was the first quarter NHST where you generated 20 percent plus operating margins, since you bought CVI. Is that kind of – are you – have you set a new kind of low water mark for profitability in this business, given the restructuring, the cost takeout, the productivity, all that?

Andy Silvernail:	Matt, that question was brought up a little bit earlier, and what we said to folks is, that’s a little bit inflated this quarter. There were a couple of discrete items that – where we got a little bit higher profitability than we normally would have, but I would say generally, just below that is probably a new good mark, given the mix and given the overall volume.

Matt Summerville:	And then, with respect to what you guys are doing with purchase materials supply chain, what’s sort of the annual savings run rate you’re getting from specifically those initiatives?

Andy Silvernail:	You know, we don’t – we don’t specifically break that out per se. What I can tell you is that our ultimate goal is to drive net productivity, both on the sourcing side and on the conversion costs. And so, you know, it obviously in a world of low inflation, that’s easier to do, and can certainly help drive the bottom line, and we get a little bit of that today. But we don’t actually break out that number discretely.

Matt Summerville:	In your thinking about price increases for 2014, is there any reason that you would not get your typical point, point and a half?

Andy Silvernail:	I think it will probably be right in that range. You know obviously, it falls into different buckets. It’s harder in our HST businesses, and it’s a little bit easier in parts of diversified and in parts of FMT, but generally you should expect to see what you’ve normally seen out of us.

Matt Summerville:	Great, thank you.

Male:	You bet, take care.

Operator:	And your next question is from the line of Kevin Maczka with BB&T Capital Markets.

Kevin Maczka:	Thanks, good morning.

Male:	Good morning, Kevin.

Kevin Maczka:	Well Andy, first of all, I guess as a Tigers fan, I’m a little less excited about the World Series, but I guess congratulations to your Red Sox.

Andy Silvernail:	Thank you.

Kevin Maczka:	Quick question on free cash. You’ve always been a really strong free cash company, and I see CapEx ticking a little bit lower here. I’m just wondering if you can comment on that, and maybe more importantly on the working capital lines, you’ve made some real nice strides there in the last couple years. I’m just wondering if you can say any more about what’s left to be done there, that you haven’t done yet.

Andy Silvernail:	Sure, Kevin. Let me touch the capital side first. You know, we’re a little bit lower on capital spend than we had expected to be at this stage of the year, and ultimately just how it flows through. When we did our operating calls here with our group, you know, here in the quarter, you know, we were pushing them on that, too, on making sure that we’re not holding back any smart investments.

You know, it’s certainly not intentional. You know, being a couple million dollars behind where we want to be, and we really, frankly, we want to put as much capital as we can into organic growth. I mean, it’s – the return on invested capital is very, very high for our organic growth projects, and so you know, we are – as we went through our strap planning cycle here, in September, and as we’ll talk to our board in November, the organic growth investments are going to be critical. So we certainly don’t want to hold back capital to that regard.

The – you know, as we think about working capital, we have made nice traction and that’s really come in a handful of ways. I think, you know, first and foremost is, you know, we’ve put a lot of time and effort into – into really understanding buying patterns, really understanding the complexity of what we’re buying, consolidating suppliers into the folks who are really our A suppliers, and putting intelligent processes in place that aren’t just squeezing our suppliers.

I mean, we look at our suppliers as being partners, and at the end of the day, right, our incremental margins and our return on capital, you know, to save a couple pennies in the supply chain, when you can drive velocity, you know, that’s the tradeoff you want. And our partners, I think like that, and I think that has helped pay off.

You know, that being said, you know the gains that we’ve gotten here in the last 18 months, those get hard to replicate, as you – as you continue to drive that down. But we can get incrementally better as we go forward.

Kevin Maczka:	So, you brought up baseball earlier, so can we use a baseball analogy here, on all of these supply chain partnering initiatives, and things like that that are hard to replicate, are we in the – are we in the later innings there now?

Andy Silvernail:	No, I think we’re kind of still, you know, middle of the game here. There’s – you know, there’s a lot to do, and also you know, this is like one of those things that when you – when you kind of open the box and you start going through it, you find new stuff every time, right? And you know, it’s really a matter of sticking with it on a consistent basis.

Kevin Maczka:	OK, and just finally from me on the large dispensing order, I know you’re always chasing things like this, but can you just give some sense for what else is out there? Are there other large, lumpy orders like this, that we ought to be expecting over the next few quarters?

Andy Silvernail:	You know, the term that you used around lumpy is right. You know, these things tend to be in, you know, from a customer perspective, in multi-year cycles. And so, you know, we don’t – we don’t have anything here on the radar screen that looks anything like that, and frankly, you know, I’ve got to give the team a ton of credit. You know, this was a share win. You know, the win that we got here, was very much a share win, and it came down to offering the best technology, absolutely great service, and incredible attention to detail in the process.

And so, you know, while I don’t see anything like this on the horizon, you know, that team really needs to be congratulated for executing very well.

Kevin Maczka:	OK, great, thank you.

Male:	Thanks, Kevin.

Operator:	And our next question comes from the line of Mark Douglass, with Longbow Research.

Mark Douglass:	Good morning, gentlemen.

Male:	Hey, Mark.

Mark Douglass:	Nice execution.

Male:	Thank you.

Mark Douglass:	Can we talk about IOP, you mentioned expectations for positive orders before the end of the year. How much of that is just the easy comps, and how much – are you seeing something there in the channel, that’s giving you a little more confidence going into 2014, that you know, people are going to get back on the horse and start purchasing components again?

Andy Silvernail:	I think the first thing is easy comps, Mark, to be honest with you, right? We started seeing that – you know, we consciously you know started to walk away from unprofitable business here, so the order run rate and the sales run rate that we’re at today, you know, we do have easier comps in the fourth quarter, so I want to be, you know, clear about that.

You know, that being said, there are some – there are some signs out there, that are a little bit better, and part of that just comes down to the bottoming of a number of the markets that we’ve been playing in. You know, we have a decent position around semiconductor. There are some expectations that next year that’s going to pick up. We don’t buy – I’m not banking our plan on that, and our teams aren’t banking or planning on that.

Mark Douglass:	Never bank on semi.

Andy Silvernail:	Never. Yes, that’s exactly right. And then, you know, they’ve done a pretty good job from a new product perspective. So, you know, I feel I’m going to say cautiously optimistic about that. This has all been – this has all been about profit expansion, positioning the business properly, focusing on the right end markets, and getting our teams focused on those markets. And as we go forward, I think you know, that’s where we can start to move the needle organically.

Mark Douglass:	OK, and then a lot of questions answered, but looking at, you know, FMT, we were talking about HST margins, what kind of run rates are possible in the FMT margins? I mean, it seems like 25 percent is realistic, you know, assuming more organic volume growth there.

Andy Silvernail:	Yes, I mean, is it – is it – you could certainly – it’s possible, at the same time right, you do have to make reinvestments into these businesses, right? And so, you know, a lot – a lot of the benefit that we’ve gotten in FMT this year is from, you know, our water business, which was a lower performer, and has really improved profitability, very, very meaningful, you know just generally. And then if you look at our energy business, not only have they had very nice order and sales growth, they’ve done a terrific job from a profit expansion.

So, you know, I don’t think you’re going to find that same bag of tricks again in 2014 and beyond, with our current portfolio. And you do have, you know, mix can swing a little bit. So you know, I think where we’re at today, we feel pretty good about – you’ll see kind of normal incrementals, with volume as you go forward. But we feel pretty good about where we are.

Mark Douglass:	OK, I actually have one more question. On ag, you mentioned you were watching it very closely. Do you think it’s likely that it declines in 2014?

Andy Silvernail:	I don’t think so, no. There’s nothing that’s happening in the channel that says that. But you know, there’s enough noise around crop prices and farm income, that you’ve got to be mindful. And also, I mean just recognize that when the – when the customer, you know meaning the OEM, when they turn off the spigot, they don’t turn it off slowly, right? And so, you know, we are – we want to make sure that from an inventory standpoint, you know, we’re intelligent. And as you know in the past, when that does happen, you know, we tend to see a pretty healthy swing in our business mix that moves over to the after market. So if you remember, this is a – what, Heath, 60/40 after market?

Heath Mitts:	Yes, that’s right.

Andy Silvernail:	65/35 after market?

Heath Mitts:	65/35.

Andy Silvernail:	Yes, so it’s a healthy piece of after market that doesn’t necessarily get impacted so much by, you know, that spigot being turned on or off. So I think for 2014, we still have a positive outlook. We’re going to keep our eye – our team, really keep our eye on the trends. But generally, they hold up well even when you see a slowdown there.

Mark Douglass:	OK, helpful, thank you.

Male:	Thanks, Mark.

Operator:	And we have no further questions in queue at this time.

Andy Silvernail:	Thanks, (Jennifer). Well, everybody, thank you again for joining us for our third quarter call. Again, we’re happy about our overall execution in the quarter, and I’m very proud of our teams and what they’ve gotten done here.

At the same time, we’re very mindful of an economy that still has issues, and so we’re going to be prudent, we’re going to be intelligent about where we invest in our core. We’re going to be very focused on execution, and we’ll be intelligent with our capital. So again, appreciate your time, and look forward to talking to you here for the fourth quarter call. Take care.

Operator:	Thank you. This does conclude today’s conference call. You may now disconnect.

END